Exhibit 10.2

MacroGenics, Inc.

Re:	Grant of Incentive Stock Option

	Option Shares:	Grant Date:

	Price per share:	Vesting Base Date:

Fully-Vested Date:

	Option control no.:	Expiration Date:

Dear                     :

I am pleased to confirm that the Company has granted you an option to purchase shares of our common stock under the MacroGenics, Inc. 2000 Equity Incentive Plan. To accept your stock option, please sign the enclosed copy of this letter and return it to                     .

General terms

Your option is intended to be an incentive option. The basic terms of your option grant are identified in the information block at the top of this offer letter, but other important terms and conditions are described in the plan. We encourage you to carefully review the plan, a copy of which is attached.

Purchase and payment

Subject to the plan, your option vests (becomes exercisable) as follows: (i) with regard to 12.5% of the Option Shares, six months after the Vesting Base Date; and (ii) with regard to the balance of the Option Shares, in fourteen (14) equal quarterly installments commencing six (6) months after the Vesting Base Date (or, if no Vesting Base Date is specified, the Grant Date) and continuing on the last day of the fourteen (14) quarterly periods thereafter (subject to adjustment of the last quarterly installment to prevent vesting of fractional shares throughout the vesting period), so that all shares will become purchasable on the Fully-Vested Date shown above.

If you decide to purchase shares under this option, you will be required to submit a completed exercise agreement on a form approved by the Company, together with payment for the shares. You may pay for the shares (plus any associated withholding taxes) using cash, a check, a wire transfer or any other form of payment. Shares available under this option must be purchased, if at all, no later than the Expiration Date.

Restrictions on the Shares

As you know, the shares of the Company have not been registered with the Securities and Exchange Commission, and are not publicly traded. In accepting this option, you agree that your rights to purchase or resell the option shares are expressly conditioned upon compliance with applicable U.S. federal and state securities laws, and agree to cooperate with the Company to achieve compliance with those laws.

Shares you purchase under this option may be subject to other repurchase rights and resale restrictions, including market standoff requirements. Those rights and restrictions are set forth in Section 15.2 of the plan or the company’s standard form of option exercise agreement.

We value your efforts and look forward to your continued contribution.

Sincerely,

Dr. Scott Koenig

President and Chief Executive Officer

I accept this option and agree to the terms of this offer letter and the plan.

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Optionee signature	Date